Exhibit 99.1

NEWS
RELEASE

For further information contact:
Ray Christie
Phone: (510) 668-2200, or
Email: rchristie@thermawave.com

Therma-Wave Announces Retirement of CFO

FREMONT, Calif. — March 10, 2005 — Therma-Wave, Inc. (Nasdaq: TWAV), a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, today announced that Ray Christie will be retiring from his positions as senior vice president, chief financial officer and secretary of the Company.

“Ray has been an integral part of the management team of Therma-Wave for the last six years and his experience and wisdom have been invaluable to me and to our entire leadership team,” said Boris Lipkin, president and chief executive officer of Therma-Wave. “On behalf of the Board of Directors, management team and employees, I want to thank Ray for his years of dedicated service and many contributions which have directly contributed to the success of Therma-Wave. We wish him all the very best in his retirement.”

“I am truly proud to have been associated with Therma-Wave and believe that the Company is well positioned for the future as an innovative leader in process metrology,” said Ray Christie. “The Company’s strategy and financial footing are strong, making this an appropriate time for my retirement and a seamless transition. I have tremendous respect for Boris and his leadership, and I have every confidence in the future success of the Company.”

The Company will immediately engage in an executive search to find a replacement for Mr. Christie. Mr. Christie will continue in his current duties until a candidate is selected and in order to facilitate the transition completion.

About Therma-Wave, Inc.

Since 1982, Therma-Wave, Inc. has been revolutionizing process control metrology systems through innovative proprietary products and technologies. The company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading-edge products to the semiconductor manufacturing industry for the measurement of transparent, semi-transparent, and opaque thin films; for the measurement of critical dimensions and profile of IC features; for the monitoring of ion implantation; and for the integration of metrology into semiconductor processing systems. For further information about Therma-Wave, Inc., access the web site at: www.thermawave.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Reform Act of 1995, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such statements relating to our position for the future as an innovative leader in process metrology and the strength of our strategy and financial footing are based on current expectations. Such statements are subject to risks, uncertainties and changes in condition, particularly those related to industry performance and other risks, some of which are detailed in documents filed with the Securities and Exchange Commission including specifically Exhibit 99.1 to the Company’s annual report on Form 10-K for the year ended March 28, 2004 and subsequent Forms 10-Q. The Company undertakes no obligation to update the information in this press release.

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